EXHIBIT 10.26

Shenandoah Telecommunications Company

Compensation for Non-Employee Directors

Monthly Fees

Each director receives a cash fee of $1,000 per month. The Company pays its non-employee directors this fee in arrears on a monthly basis.

Meeting Fees

Each director receives a cash fee of $1,000 for each board of directors meeting attended. Committee members are paid cash fees of $200 for each committee meeting attended in person or $100 for each committee meeting in which they participate by conference call when such meetings are not held in conjunction with a board of directors meeting. The Committee chairs are paid an additional fee of $100 for each committee meeting they attend. The Company pays its non-employee directors these fees in arrears on a monthly basis.

Expenses

Directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs.